Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 30, 2007

Between

DAIMLER FINANCE NORTH AMERICA LLC

DAIMLERCHRYSLER CANADA FINANCE INC.

DAIMLERCHRYSLER INTERNATIONAL FINANCE B.V.

as Issuers,

DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

as predecessor Issuer,

DAIMLERCHRYSLER AG

as Guarantor

And

THE BANK OF NEW YORK,

as Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of July 30, 2007 (the “Second Supplemental Indenture”), among Daimler Finance North America LLC (“DFNA”) a Delaware limited liability company, DaimlerChrysler North America Holding Corporation (“DCNAH”), a Delaware corporation, formerly known as Daimler-Benz North America Corporation, DaimlerChrysler Canada Finance Inc. (“DCCF”), a Quebec corporation, formerly known as Daimler-Benz Canada, Inc., DaimlerChrysler International Finance B.V. (“DCIF”), a Netherlands company established in Utrecht, the Netherlands, formerly known as Daimler-Benz International Finance B.V., as issuers, DaimlerChrysler AG (the “Guarantor”), a German corporation, as guarantor, and The Bank of New York (the “Trustee”), not in its individual capacity but solely as successor trustee under the Indenture referred to herein.

WHEREAS, DCNAH, DCCF, DCIF (each, an Issuer, and collectively, the “Issuers”), the Guarantor and The Bank of New York (as successor Trustee to The Chase Manhattan Bank), heretofore executed and delivered an Indenture, dated as of September 17, 1996 (as amended and supplemented by the First Supplemental Indenture, dated December 21, 1998, the “Indenture”), in respect of the debt securities to be issued thereunder (collectively, the “Securities”).  Pursuant to the Indenture, DCNAH has issued certain debt securities (the “DCNAH Securities”).;

WHEREAS, Section 803 of the Indenture provides that a wholly owned subsidiary of the Guarantor may assume the obligations of any Issuer for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on Securities of any series issued by the Issuers in respect of such Securities (including additional amounts required to be paid in accordance with the provisions of the Indenture or any such Securities) and the performance of every covenant of the Indenture and such Securities (together, the “Indenture Obligations”);

WHEREAS, DFNA is a wholly owned subsidiary of the Guarantor;

WHEREAS, to affirm the assumption of the Indenture Obligations of DCNAH under the DCNAH Securities (the “DCNAH Indenture Obligations”) for the due and punctual payment of the principal of, and interest on, DCNAH Securities of any series issued under, and the performance of every covenant of the Indenture and such DCNAH Securities, as provided in the Indenture and this Second Supplemental Indenture, DFNA desires to enter into this Second Supplemental Indenture with the Issuers, the Guarantor and the Trustee thereby becoming an Issuer under the Indenture;

WHEREAS, to affirm that its Guarantees as Guarantor shall apply to the obligations of DFNA (in substitution for DCNAH) under the Indenture and the DCNAH Securities, as provided in the Indenture and this Second Supplemental Indenture, the Guarantor desires to enter into this Second Supplemental Indenture with DFNA, the Issuers and the Trustee;

WHEREAS, Section 901(1) of the Indenture provides that the Issuers, the Guarantor and the Trustee may enter into a supplemental indenture without obtaining the consent of any Holders of the Securities to amend the Indenture, the Securities and the Guarantees to evidence the assumption by DFNA of the DCNAH Indenture Obligations;

WHEREAS, Section 901(13) of the Indenture provides that the Issuers, the Guarantor and the Trustee may enter into a supplemental indenture without obtaining the consent of any

Holders of the Securities to amend the Indenture, the Securities and the Guarantees to add additional issuers; and

WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action of each party hereto, and all things necessary have been done to make this Second Supplemental Indenture a valid agreement of the parties hereto.

NOW, THEREFORE, DFNA, the Guarantor, the Trustee, and the Issuers agree as follows for the equal and ratable benefit of the Holders of the DCNAH Securities:

ARTICLE I

ASSUMPTION OF OBLIGATIONS AND CONFIRMATION OF GUARANTEE

SECTION 1.1.          Assumption of Obligations.  DFNA hereby expressly assumes all of the DCNAH Indenture Obligations (other than a covenant or other provision which has expressly been included in the Indenture solely for the benefit of Securities other than DCNAH Securities).  DFNA further confirms that it will pay to the Holders of the DCNAH Securities such additional amounts as provided by, and subject to the limitations set forth in, the DCNAH Securities and the Indenture as may be necessary in order that every net payment of the principal of (and premium, if any) and interest, if any, on the DCNAH Securities will not be less than the amount provided for in the DCNAH Securities to be then due and payable and such obligation shall extend to the payment of any such additional amounts as necessary to compensate for or indemnify against any deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by the United States, Germany, Canada or the Netherlands or any district, municipality or political subdivision or taxing authority in the United States, Germany, Canada or the Netherlands (it being understood that, except as aforesaid, neither the Guarantor nor DFNA shall be obligated to make any indemnification or payments in respect of any tax consequences to any Holder of the DCNAH Securities as a result of the assumption of rights and obligations described in Section 803 of the Indenture if the Guarantor or DFNA would not be obligated to pay an additional amount pursuant to Section 1008 of the Indenture, as modified by the DCNAH Securities, if the Guarantor or DFNA were the relevant Issuer).

SECTION 1.2.          Confirmation of Guarantee.  The Guarantor hereby confirms that its Guarantees as Guarantor under the Indenture shall apply to the obligations of DFNA (in substitution for DCNAH) under the Indenture and the DCNAH Securities.

SECTION 1.3.          Successor Corporation Substituted; Release of DCNAH.  DFNA is hereby substituted for and shall succeed to DCNAH, and may exercise every right and power of an Issuer under the Indenture with the same effect as if DFNA had initially been named as an Issuer thereto, and DCNAH is hereby released from all liability as obligor under the Indenture and the Securities issued thereunder. Upon execution of this Second Supplemental Indenture, DCNAH shall cease to be an Issuer under the Indenture.

SECTION 1.4.          Trustee’s Acceptance.  The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

SECTION 2.1.          Effect of Second Supplemental Indenture.  As of the date of this Second Supplemental Indenture, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 2.2.          Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3.          Indenture and Second Supplemental Indenture Construed Together.  This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4.          Confirmation and Preservation of Indenture.  The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5.          Conflict with Trust Indenture Act.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

SECTION 2.6.          Severability.  In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7.          Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.8.          Headings.  The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.9.          Benefits of Second Supplemental Indenture, etc.  Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

SECTION 2.10.        Successors.  All agreements of the parties in this Second Supplemental Indenture shall bind their respective successors.

SECTION 2.11.        Trustee Not Responsible for Recitals.  The recitals contained herein shall be taken as the statements of DFNA, the Issuers and the Guarantor, and the Trustee assumes no responsibility for their correctness.

SECTION 2.12.        Certain Duties and Responsibilities of the Trustee.  In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.13.        Governing Law.  This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.14.        Counterpart Originals.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

DAIMLER FINANCE NORTH AMERICA LLC

By:	/s/	Peter Zirwes
	Name:	Peter Zirwes
	Title:	Treasurer

By:	/s/	Karl-Wilhelm Kaufmann
	Name:	Karl-Wilhelm Kaufmann
	Title:	Assistant Treasurer

DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

By:	/s/	Peter Zirwes
	Name:	Peter Zirwes
	Title:	Assistant Treasurer

By:	/s/	Karl-Wilhelm Kaufmann
	Name:	Karl-Wilhelm Kaufmann
	Title:	Assistant Treasurer

DAIMLERCHRYSLER CANADA FINANCE INC.

By:	/s/	Peter Zirwes
	Name:	Peter Zirwes
	Title:	Assistant Treasurer

By:	/s/	Karl-Wilhelm Kaufmann
	Name:	Karl-Wilhelm Kaufmann
	Title:	Assistant Treasurer

DAIMLERCHRYSLER INTERNATIONAL FINANCE B.V.

By:	/s/	Peter Derks
	Name:	Peter Derks
	Title:	Managing Director

By:	/s/	Martinus Vrijaldenhoven
	Name:	Martinus Vrijaldenhoven
	Title:	Managing Director

DAIMLERCHRYSLER AG

By:	/s/	Dr. Michael Mühlbayer
	Name:	Dr. Michael Mühlbayer
	Title:	Senior Vice President

By:	/s/	Kurt Schäfer
	Name:	Kurt Schäfer
	Title:	Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/	Francine Springer
	Name:	Francine Springer
	Title:	Vice President